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                                                                    Exhibit 21.1


                           EDEN BIOSCIENCE CORPORATION

                           SUBSIDIARIES OF REGISTRANT
                             AS OF DECEMBER 31, 2001



                  EDEN Bioscience Corporation of New York, Inc.

                   EDEN Bioscience Mexico, S. de R.L. de C.V.

                           EDEN Bioscience Europe SARL